Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JAKKS PACIFIC, INC.

_________________________________________

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

_________________________________________

JAKKS Pacific, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to amend and restate Article 10 as follows:

“ARTICLE 10 The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by, or under the direction of, the board of directors. In addition to the powers and authority expressly conferred upon the board of directors by applicable law, this certificate of incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General corporation Law of the State of Delaware, this certificate of incorporation and any bylaws adopted by the stockholders; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the board of directors that would have been valid if such bylaws had not been adopted. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.

(b) The board of directors shall be classified pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, effective as of the annual meeting of stockholders to be held in 2020. The directors serving thereon shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the board of directors into classes shall be made by the decision of the affirmative vote of a majority of the entire board of directors. The initial term of the Class I directors shall terminate on the date of the annual meeting of stockholders to be held in 2021; the initial term of the Class II directors shall terminate on the date of the annual meeting of stockholders to be held in 2022; and the initial term of the Class III directors shall terminate on the date of the annual meeting of stockholders to be held in 2023. At each successive annual meeting of stockholders following the annual meeting of stockholders to be held in 2020, the class of directors to be elected in such year would be elected for a three-year term. The directors assigned to Class I, Class II and Class III shall serve for the terms applicable to their respective classes and until their respective successors are elected and qualified, or until their earlier death, disability, retirement, resignation or removal.

(c) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, disability, retirement, resignation or removal shall be filled in accordance with the provisions set forth in the bylaws of the Corporation. Any such director elected in accordance with the bylaws of the Corporation to fill a vacancy on the board of directors shall serve in accordance with the bylaws of the Corporation until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, disability, retirement, resignation or removal.

(d) Any directors, or the entire board of directors, may be removed from office solely in accordance with the provisions set forth in the bylaws of the Corporation.

SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, JAKKS Pacific, Inc. has caused this Certificate of Amendment to be duly executed in its corporate name this 10th day of November, 2022.

JAKKS PACIFIC, INC.

By:      /s/JOHN L. KIMBLE
Name: John L. Kimble
Title:   Chief Financial Officer

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